UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2007

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59th Street
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: On October 19, 2007, Brainstorm Cell Therapeutics Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Report) to report the appointment of Mr. Abraham (Rami) Efrati as the Company’s Chief Executive Officer. The Company explained in the Original Report that the Company had not determined the compensation of Mr. Efrati as of the date of filing the Original Report and that the Company would file an amendment to the Original Report within four business days after Mr. Efrati’s compensation was determined. The Company is filing this amendment to the Original Report to report the compensation of Mr. Efrati.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 23, 2007, the Board of Directors of the Company (i) set Mr. Efrati’s compensation at an aggregate of 50,000 Shekels per month, which is equal to approximately U.S.$12,500, and (ii) granted Mr. Efrati an option (the “Option”) to purchase an aggregate of 1,000,000 shares (the “Shares”) of common stock, $0.00005 par value per share (the “Common Stock”) of the Company. The Option was granted pursuant to the Company’s 2004 Global Share Option Plan (the “Plan”) to the extent there are a sufficient number of shares of Common Stock available for grant under the Plan. The Shares of Common Stock subject to the Option that exceed the number of shares of Common Stock available for grant under the Plan were granted outside the plan. The exercise price per Share is $0.87, which is equal to the closing price per share of the Common Stock on the Over-the-Counter Bulletin Board on the date of grant of the Option. The Option vests and becomes exercisable with respect to 1/6 of the Shares on each six-month anniversary of the date of grant until fully vested and exercisable on the third anniversary of the date of grant, provided that Mr. Efrati is employed by or providing services to the Company on each applicable vesting date.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 26, 2007	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Chaim Lebovits
Chaim Lebovits
President

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